Exhibit 10.20.3

SECOND AMENDMENT TO

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

OF OLD DOMINION FREIGHT LINE, INC.

This Second Amendment to the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Second Amendment”) is made and entered into with an effective date of November 10, 2011. Defined terms used in the 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc., effective January 1, 2006 and as restated and effective January 1, 2009 (as amended and restated, the “Plan”) shall have the same meaning therein as herein.

RECITALS

Old Dominion Freight Line, Inc. (the “Employer”) has established the Plan; and

The Employer wishes to amend the Plan pursuant to Section 11 thereof to add a new Section 2.33, amend Section 4.9, and add a new Section 4.12 to the Plan; and

The Employer wishes to evidence these changes by this Second Amendment.

NOW, THEREFORE, the Plan is hereby amended by this Second Amendment as follows:

1. There is hereby added a new Section 2.33 as follows:

“2.33 “Six Month Delay Date” shall mean the date that is six (6) months after a Specified Employee’s Separation from Service.”

2. Section 4.9 is amended to read as follows:

“4.9 Payment to Specified Employees: Notwithstanding anything to the contrary in the Plan or in a Participant or Employer payment election, the Plan may not make payment based on Separation from Service earlier than six (6) months following Separation from Service (or if earlier, upon the Participant’s death) to a Participant who, on the date of Separation from Service is a Specified Employee, except as permitted under this Section 4.9. This limitation applies regardless of the Participant’s status as a Specified Employee as long as the Participant was a Specified Employee on the date of his or her Separation from Service. Any payments that would be payable to the Participant as installment payments shall be paid in accordance with Section 4.12. This Section 4.9 does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. §1.409A-3(i)(2)(i).”

3. There is hereby added a new Section 4.12 as follows:

“4.12 Participant and Specified Employee Installment Payments: At all times with respect to an amount deferred, the right to a series of installment payments is to be treated as a right to a series of separate payments over one or more predetermined periods. A series of installment payments means, with respect to each predetermined period, an entitlement to the payment of a series of substantially equal periodic amounts to be paid over a predetermined period of years, except to the extent that any increase (or decrease) in the amount reflects reasonable earnings (or losses) through the date the amount is paid. For this purpose, a series of installment payments over a predetermined period and a series of installment payments over a shorter or longer period, or a series of installment payments over the same predetermined period but with a different commencement date, are different times and forms of payment. A change in the predetermined period or the commencement date is a change in time and form of payment. An installment payment does not fail to be an installment solely because this Plan provides for an immediate payment of all remaining installments if the present value of the deferred amount to be paid in the remaining installment payments falls below a predetermined amount, and the immediate payment of such amount does not constitute an accelerated payment for the purposes of Treas. Reg. §1.409A-3(j), provided that such feature including the predetermined amount is established by no later than the time that the time and form of payment is otherwise required to be established, and provided further that any change in this feature including the predetermined amount is a change in the time and form of payment.

With respect to Participants who are not Specified Employees, the first installment payment shall be determined and paid no later than twenty-five (25) days following completion of the second Adjustment Date after the date of the Participant’s Separation from Service. The amount of each subsequent installment payment shall be determined no later than twenty-five (25) days following each anniversary of the second Adjustment Date after the date of the Participant’s Separation from Service and such payment shall be made on each anniversary of the date of the first installment payment until the expiration of the predetermined period. This determination and payment mechanic shall continue for the predetermined period of years chosen by the Participant until the total amount due to the Participant has been fully paid.

With respect to Participants who are Specified Employees, no installment payments may be made until after the Six Month Delay Date. Following completion of the second Adjustment Date after the Six Month Delay Date, but no later than twenty-five (25) days after the completion of the second Adjustment Date, the first installment payment shall be determined and paid to the Specified Employee. The amount of each subsequent installment payment shall be determined no later than twenty-five (25) days following each anniversary of the second Adjustment Date after the Six Month Delay Date and such payment shall be made on each anniversary of the date of the first installment payment until the expiration of the predetermined period. This determination and payment mechanic shall continue for the predetermined period of years chosen by the Specified Employee until the total amount due to the Specified Employee has been fully paid.”

4. This Second Amendment shall be effective as of November 10, 2011.

5. Except as set forth herein, the Plan shall be unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment is executed by the Employer.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ David S. Congdon
David S. Congdon, President and Chief Executive Officer

ATTEST:

/s/ Joel B. McCarty, Jr.
Joel B. McCarty, Jr. Senior Vice President, General Counsel and Secretary

(Corporate Seal)

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